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                                                                     EXHIBIT 3.1

                         CERTIFICATE OF AMENDMENT AND
                                 RESTATEMENT OF
                           ARTICLES OF INCORPORATION

                                       OF

                               OPTO SENSORS, INC.

     Deepak Chopra and Ajay Mehra certify that:

     1. They are the duly appointed and acting President and Secretary, respectively, of Opto Sensors, Inc., a California corporation (the "Corporation").

     2. The Articles of Incorporation of the Corporation are hereby amended and restated in their entirety as set forth on Exhibit A attached hereto.

     3. The amendments herein set forth have been duly approved by the Board of Directors.

     4. The amendments herein set forth have been duly approved by the required vote of the shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The Corporation has two classes of shares outstanding, each of which is entitled to vote with respect to the amendments herein. The total number of outstanding shares of the Corporation entitled to vote with respect to the amendments are 2,568,750 shares of Preferred Stock and 1,517,161 shares of Common Stock. The number of shares voting in favor of the amendments equaled or exceeded the vote required. The percentage vote required was (i) a majority of the voting power of the outstanding shares of Preferred Stock and (ii) a majority of the voting power of the outstanding shares of Common Stock.
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     We further declare under penalty of perjury under the laws of the State of
California that the matters set forth in this certificate are true and correct of our own knowledge.


Dated:  June 12, 1997
                               /s/ Deepak Chopra
                              _______________________________
                              Deepak Chopra, President


                               /s/ Ajay Mehra
                              _______________________________
                              Ajay Mehra, Secretary


                                      2.
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                                   EXHIBIT A

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                               OSI SYSTEMS, INC.



                                       I.

     The name of this corporation is OSI Systems, Inc.

                                      II.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

     A. The total number of shares of stock which this corporation shall have authority to issue is 50,000,000, consisting of 40,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

     B. Each share of Preferred Stock outstanding as of the effective date of filing of this Amended and Restated Articles of Incorporation shall, upon the filing of this Amended and Restated Articles of Incorporation, automatically and without further action be converted into one and one-half (1.5) outstanding shares of Common Stock.

     C. Each share of Common Stock outstanding as of the effective date of filing of this Amended and Restated Articles of Incorporation shall, upon the filing of this Amended and Restated Articles of Incorporation, automatically and without further action be split into one and one-half (1.5) outstanding shares of Common Stock.

     D. Shareholders who would otherwise receive a fractional share of Common Stock after giving effect to the conversion of the Preferred Stock as set forth in Paragraph B above and the stock split as set forth in Paragraph C above, shall receive, in lieu of such fractional share, one whole share of Common Stock.

     E. The Board of Directors is hereby empowered, by resolution or resolutions adopted from time to time, to authorize the issuance of one or more series of Preferred Stock, to fix the number of shares of any series of Preferred


                                      1.
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Stock, and to determine the designation of any such series of Preferred Stock.
The Board of Directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series.

                                      IV.

     The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                      V.

     This corporation is authorized to indemnify the agents (as defined in Section 317 of the Corporations Code) of this corporation to the fullest extent permissible under California law. Any amendment, repeal or modification of any provision of this Article V shall not adversely affect the right or protection of an agent of this corporation existing at the time of such amendment, repeal or modification.


                                      2.